EXHIBIT 10.9
                                                                    ------------



                                     AMENDED

                         RIGHT OF FIRST OFFER AGREEMENT



                                     Made By

                        TRUMP ENTERTAINMENT RESORTS, INC.
             (FORMERLY KNOWN AS TRUMP HOTELS & CASINO RESORTS, INC.)

                                       AND

                   TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.
        (FORMERLY KNOWN AS TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.)

                            both having an address at

                           1000 Boardwalk at Virginia
                                  Atlantic City
                                New Jersey 08401

                          (collectively, the "Company")

                                       to

                             TRUMP ORGANIZATION LLC

                              having an address at

                                725 Fifth Avenue
                            New York, New York 10022


                                  ("Developer")



                         Dated as of September 22, 2006

                                     AMENDED

                         RIGHT OF FIRST OFFER AGREEMENT

                              REGARDING DEVELOPMENT

                THIS AMENDED RIGHT OF FIRST OFFER AGREEMENT (this "Agreement"), dated as of September 22, 2006, made between TRUMP ENTERTAINMENT RESORTS, INC. (formerly known as Trump Hotels & Casino Resorts, Inc.), a Delaware corporation, TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. (formerly known as Trump Hotels & Casino Resorts Holding, L.P.), a Delaware limited partnership (collectively, the "Company"), each having an address at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 and Trump Organization LLC, a New York limited liability company having an address at 725 Fifth Avenue, New York, New York 10022 ("Trump" or "Developer"). Trump Entertainment Resorts, Inc. and Trump Entertainment Resorts Holdings, L.P. shall be jointly and severally liable for all obligations of the Company under this Agreement.

                                   WITNESSETH:

                WHEREAS, the Company and its Affiliates are in the business of acquiring, developing, owning and operating casinos, casino hotels, hotels and related hospitality lodging ("Projects" and each individually, a "Project");

                WHEREAS, on November 21, 2004, Trump Hotels & Casino Resorts, Inc. and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), under case numbers 04-46898 through 04-46925 (JHW);

                WHEREAS, on May 20, 2005, by written order, the Bankruptcy Court confirmed the Debtors' Second Amended Joint Plan of Reorganization (the "Plan");

                WHEREAS, Trump and the Company entered into that certain Right of First Offer Agreement, dated as of May 20, 2005 relating to certain development services.

                 WHEREAS, Trump has expertise in large scale development projects and negotiating the trade and other contracts relating thereto and achieving cost savings that might not otherwise be available to the Company.

                WHEREAS, the Parties desire to amend the May 20, 2005 Right of First Offer Agreement to utilize additional services and expertise of Trump in certain circumstances.

                NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Developer hereby agree as follows:



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                                   ARTICLE I.

                                   DEFINITIONS
                                   -----------

         SECTION 1.1. "Agreement" shall have the meaning set forth in the recitals hereto.

         SECTION 1.2. "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, (1) Controls, (2) is under the Control of, or (3) is under common Control with, such specified Person.

         SECTION 1.3. "Applicable Project" shall have the meaning set forth in
Section 2.2 hereto.

         SECTION 1.4. "Applicable Service" shall have the meaning set forth in
Section 2.3 hereto.

         SECTION 1.5. "Article IV Bid" shall mean a proposal or offer to provide goods or services for compensation in excess of One Million Dollars ($1,000,000) with respect to a Covered Project received from a third party in response to a Company bid package or other solicitation.

         SECTION 1.6. "Bid" shall have the meaning set forth in Section 2.3 hereto.

         SECTION 1.7. "Bid Period" shall have the meaning set forth in Section
2.3 hereto.

         SECTION 1.8. "Business Days" shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of New York or the Federal Government as legal holidays.

         SECTION 1.9. "Cause" shall mean a breach by a party of any of the provisions of this Agreement which breach is not cured by the breaching party within thirty (30) days following written notice thereof by the other party or if such breach cannot be cured within such 30 day period, so long as the breaching party commences to cure such breach within such 30 day period, and thereafter makes diligent efforts to cure such breach, such 30 day period shall be extended for such period of time as shall be reasonably necessary to cure such breach.

         SECTION 1.10. "Company" shall mean, collectively, Trump Entertainment Resorts, Inc. (formerly known as Trump Hotels & Casino Resorts, Inc.) and Trump Entertainment Resorts Holdings, L.P. (formerly known as Trump Hotels & Casino Resorts Holding, L.P.), and each of such parties' successors and assigns.

         SECTION 1.11. "Company Party" shall have the meaning set forth in
Section 2.1.

         SECTION 1.12. "Construction Management Services" shall mean services customarily performed by a construction manager on projects similar to an Applicable Project.

         SECTION 1.13. "Control" or "control" shall mean (i) direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation, or (ii) the power or authority to control the management or affairs of a Person, whether by


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reason of (a) direct or indirect ownership of a particular portion of the total equity interest in such Person, (b) the terms of a contract, or (c) another means.

         SECTION 1.14. "Covered Project" shall mean any development, redevelopment, renovation, improvement, alteration, construction, restoration or rehabilitation of a Project (excluding any such development, redevelopment, renovation, improvement, alteration, construction, restoration or rehabilitation for which another party has been engaged as of May 20, 2005 pursuant to a binding agreement) with an initial budget in excess of Thirty Five Million ($35,000,000) Dollars (excluding capital expenditures made in the ordinary course of business and in connection with good maintenance practice). For purposes of determining whether the initial budget of a Project exceeds $35,000,000, all construction work related to the applicable Project shall be considered together. Without limiting any of the foregoing, the proposed work at the Taj Mahal shall be deemed a Covered Project.

         SECTION 1.15. "Debtor" shall have the meaning set forth in the recitals hereto.

         SECTION 1.16. "Developer" shall mean Trump Organization LLC and any permitted successor or assign of Developer to this Agreement.

         SECTION 1.17. "Development Management Services" shall mean the services customarily performed by a development manager or project manager on projects similar to an Applicable Project.

         SECTION 1.18. "Developer Contract Price" shall have the meaning set forth in Section 2.3 hereto.

         SECTION 1.19. "Effective Date" shall mean May 1, 2006.

         SECTION 1.20. "General Contracting Services" shall mean services customarily performed by a general contractor on projects similar to an Applicable Project.

         SECTION 1.21. "License Agreement" shall mean the Amended and Restated Trademark License Agreement dated May 20, 2005 by and among Donald J. Trump, Trump Entertainment Resorts Holdings, L.P., Trump Entertainment Resorts, Inc., Trump Taj Mahal Associates, LLC, Trump Plaza Associates, LLC, Trump Marina Associates, LLC and Trump Indiana, Inc.

         SECTION 1.22. "Negotiation Period" shall have the meaning set forth in
Section 2.3 hereto.

         SECTION 1.23. "Other Party" shall have the meaning set forth in Section
2.3 hereto.

         SECTION 1.24. "Other Party Contract Price" shall have the meaning set forth in Section 2.3 hereto.

         SECTION 1.25. "Person" or "person" shall mean any natural person or persons, a partnership, a limited liability company, a corporation and any other form of business or legal association or entity.



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



         SECTION 1.26. "Plan" shall have the meaning set forth in the recitals hereto.

         SECTION 1.27. "Project" shall have the meaning set forth in the recitals hereto.

         SECTION 1.28. "Proposed Agreement" shall have the meaning set forth in
Section 2.2 hereto.

         SECTION 1.29. "Response Notice" shall have the meaning set forth in
Section 2.3 hereto.

         SECTION 1.30. "Response Notice Expiration Date" shall have the meaning set forth in Section 2.3 hereto.

         SECTION 1.31. "ROFO" shall have the meaning set forth in Section 2.3 hereto.

         SECTION 1.32. "ROFO Notice" shall have the meaning set forth in Section
2.2 hereto.

         SECTION 1.33. "Savings" shall mean the difference between the total dollar amount of any Article IV Bid or similar proposal received by the Company from any third party and the final dollar amount of any agreement ultimately entered into between the Company and such third party following the negotiations pursuant to Section 4.1(c). The Savings (and the Savings Share) shall not be reduced or in any way affected as a result of any additional work, change orders, or other scope changes. Within five (5) days following the conclusion of the negotiations for each Article IV Bid, Company shall acknowledge, in writing, the Savings and the Savings Share applicable thereto.

         SECTION 1.34. "Savings Share" shall have the meaning set forth in
Section 4.5 hereto.

         SECTION 1.35. "Termination Date" shall have the meaning set forth in
Section 5.1 hereto.

SECTION 5.36. "Transaction Costs" shall have the meaning set forth in Section
2.3 hereto.

         SECTION 1.37. "Trump" shall mean The Trump Organization LLC and any permitted successor or assign of Trump to this Agreement.

                                  ARTICLE II.

                              RIGHT OF FIRST OFFER
                              --------------------

         SECTION 2.1. Subject to the terms of this Article II, the Company shall not engage, or permit or suffer any of its Affiliates Controlled by the Company to engage, any party to perform Development Management Services, Construction Management Services or General Contracting Services with respect to any development, redevelopment, renovation, improvement, alteration, construction, restoration or rehabilitation of a Covered Project, without, in any such case, first instituting the procedure described in this Article II so long as Developer is reasonably qualified to perform any Applicable Services (as defined below) on such Covered Project. For the purposes of this Agreement, the Company or any such Affiliate Controlled by the Company that is performing such Covered Project shall be known as, as applicable, the "Company Party" and the Company shall cause each Company Party to comply with the terms of this Agreement. The Company shall be obligated to give Developer a ROFO Notice with respect to each Covered Project.

         SECTION 2.2. The Company shall institute the procedure described in this Article II by giving notice to Developer of a Company Party's intention to develop, redevelop, renovate, improve, alter, construct, restore or rehabilitate a Covered Project (the "ROFO Notice"), which ROFO Notice shall (i) describe the Covered Project or Covered Projects to which the particular ROFO Notice applies (such Covered Project or Covered Projects being referred to herein as the "Applicable Project "), (ii) have annexed thereto the most developed budget, plans and specifications for the Applicable Project or other description in lieu thereof (including an architect's preliminary drawing relating to such Applicable Project to the extent available), (iii) set forth the date that the Company Party reasonably expects the Applicable Project will commence and be substantially complete, (iv) specify if the Company Party intends to seek to engage parties to perform the General Contracting Services, Construction Management Services and/or Development Management Services for the Applicable Project and (v) be accompanied by a proposed draft general contracting agreement, construction management agreement and/or development management agreement, as applicable (each, a "Proposed Agreement"). Upon receipt of the ROFO Notice, Developer shall have the right to request all additional reasonable information and materials relating to the Applicable Project available to the Company Party that Developer shall reasonably require and the Company agrees to cooperate with Developer in all reasonable respects in connection with providing such information and materials. In the event that the Company Party intends on engaging any party for any Applicable Services with respect to a pre-development or pre-construction phase (excluding any exploratory or investigative work, which services shall not be subject to this Agreement), which is being conducted separately and prior to the corresponding development or construction stage, then the Company shall give Developer a ROFO Notice with respect to such stage without diminishing the Company's obligation to give a subsequent ROFO Notice with respect to the construction or development stage of the same project.

         SECTION 2.3. Developer shall have the right (the "ROFO") to give the Company Party notice stating that Developer desires to submit a bid to the Company Party to perform any or all of (i) the Construction Management Services on the Applicable Project, (ii) the General Contracting Services on the Applicable Project or (iii) the Development Management Services on the Applicable Project (as applicable, the "Applicable Service"), to the extent that such Applicable Service is specified in the ROFO Notice, in any such case by giving notice thereof (the "Response Notice") to the Company Party not later than the thirtieth (30th) day after the date that Company gives the ROFO Notice to Developer (the "Response Notice Expiration Date"); provided that Developer shall use reasonable efforts to give the Company the Response Notice as soon as practicable after the ROFO Notice. If Developer does not give the Response Notice to the Company on or prior to the thirtieth (30th) day after the date that the Company gives the ROFO Notice to Developer, then the applicable Company Party shall thereafter have the right to engage any party to perform the Applicable Services specified in the ROFO Notice (but may not engage such other party to perform an Applicable Service unless such service was included in the original ROFO Notice given to Developer) on terms acceptable to such Company

Party in such Company Party's sole discretion without being required to make any other offer to Developer regarding the Applicable Project under this Article II, (but nevertheless subject to Company's obligation to continue to comply with the provisions of Article IV) except that if (I) such Company Party does not engage any such party for the Applicable Project within nine (9) months after the date that the Company gives the applicable ROFO Notice to Developer (including entering into final executed and binding agreements with such other party) or
(II) such Company Party desires to engage such other party on terms that are materially different from the terms in the ROFO Notice including, without limitation, with respect to budget, scope or schedule, then in either of (I) or
(II) such Company Party shall not thereafter engage such other party (or any other party) without first again complying with the procedure set forth in this
Article II.

         (a) If Developer exercises the ROFO in accordance with the provisions of this Article II, then Developer shall have an additional thirty (30) days following the date the Response Notice is given (such additional thirty (30) day period is hereinafter referred to as the "Bid Period") within which to deliver a bid (the "Bid") to perform any or all of the Applicable Services, which bid shall be commercially reasonable in Developer's reasonable determination and shall include any material terms that would customarily be included in such a Bid for such Applicable Services on projects similar in scope, duration, complexity and location to the Applicable Project. Developer shall include with such Bid Developer's comments to each applicable Proposed Agreement. So long as Developer has delivered the Bid to the Company Party on or prior to the last day of the Bid Period which Bid meets the requirements of the preceding sentence, the parties agree to cooperate and negotiate in good faith and at arm's length during the forty-five (45) days following the date that the Bid is delivered by Developer to the Company Party (the "Negotiation Period") to attempt to agree upon the terms for the Applicable Services on the Applicable Project, which terms are acceptable to the Company Party and Developer, and to enter into a binding agreement memorializing such terms; provided that each party shall have the right to approve such terms and agreement in such party's sole and absolute discretion. If by the expiration of the Negotiation Period, the parties are unable to agree upon the terms of the agreement for the Applicable Services, then the applicable Company Party may negotiate, and enter into contractual arrangements, with any other third party (an "Other Party") to perform such Applicable Service without any obligation, express or implied, to comply with the procedures set forth in this Agreement with respect to such Applicable Service for such Applicable Project (subject to the requirement of the applicable Company Party to comply again with this Article II pursuant to subsections (I) and (II) of Section 2.3 above if applicable and subject to the requirement of the applicable Company Party to continue to comply with Article IV hereof). The Company Party shall require that the Other Party provide comments to the applicable Proposed Agreement(s) in the same form as that which was proposed to Developer. Notwithstanding the foregoing, in the event that the Company Party engages an Other Party to perform the Applicable Services after Developer and the Company Party have failed to agree upon terms and final written agreement pursuant to the provisions above, then if (x) the total contract price payable to the Other Party (the "Other Party Contract Price") is more than one hundred ten percent (110%) of the total contract price payable to Developer as last offered by Developer (the "Developer Contract Price") and (y) the comments to the Proposed Agreement made by Developer as part of Developer's Bid are not materially less favorable to the Company Party than the comments to the Proposed Agreement provided by the Other Party engaged by the Company Party, then the Company shall reimburse Developer for all reasonable and actual third

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party out-of-pocket costs and expenses paid by or incurred by Developer in connection with the preparation of the Bid and negotiation of the terms and written agreements with the Company Party for the Applicable Services (collectively, the "Transaction Costs"). Within three (3) Business Days of entering into agreement with the Other Party, the Company Party shall send to Developer a notice containing (I) the Other Party Contract Price and (II) the Other Party's comments to the Proposed Agreement. All Transaction Costs payable, if any, shall be substantiated by Developer with reasonable back-up documentation. The Transaction Costs shall be paid by the Company Party to Developer within ten (10) days of demand therefore together with reasonable back-up documentation.

         SECTION 2.4. Notwithstanding the foregoing, so long as the Company and Company Party have complied with the requirements of this Article II and has engaged a Person other than Developer to perform Applicable Services on a Covered Project, then in the event that during the performance of such Covered Project the Company Party terminates the employment of such Person on such Covered Project, and such termination is bona fide and is not primarily intended to avoid the provisions of this Agreement, then the Company Party shall have the right to engage any other Person for such Covered Project without being required to comply with the provisions of this Agreement with respect to such Covered Project (other than the provisions of Article IV hereof which shall nevertheless continue to apply); provided that if another Person is not so engaged within nine (9) months after such termination, then the Company Party shall not thereafter engage such other party without first again complying with the procedure set forth in this Article II.

                                  ARTICLE III.

                               NEGOTIATION PERIOD
                               ------------------

         SECTION 3.1. During the period commencing on the date that the Company Party gives a ROFO Notice to Developer and continuing until the date immediately preceding the first day of the Negotiation Period, the Company Party shall not solicit bids from or negotiate with any other party for the Applicable Services. Nothing in this Section 3.1 is intended to preclude the Company Party from engaging consultants and advisors with respect to any Applicable Project to advise the Company on matters relating to such project.

                                   ARTICLE IV

                                  COST SAVINGS
                                  ------------

         SECTION 4.1 Effective as of the Effective Date, and continuing until the earlier of (i) the receipt of any Response Notice pursuant to Section 2.3 hereof or (ii) the Termination Date (such period, hereinafter, the "Article IV Term"), the Company hereby retains Trump to provide the services listed in this
Section 4.1 for Covered Projects. Trump's compensation pursuant to this Article IV shall apply with respect to all Covered Projects, irrespective of whether such Covered Projects are considered Applicable Projects and shall be separate and independent from Trump's ROFO rights under Article II. For purposes of clarification, the ROFO Notice and Response Notice provisions, the deadlines pertaining thereto and the other provisions set forth in Article II shall not be


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applicable to Company's obligations and Trump's rights pursuant to this Article
IV:

         (a) Review and comment on design direction for Covered Projects undertaken by the Company or any Affiliate thereof.

         (b) Consult on the selection of and fees associated with the construction manager or similar construction professional that will provide professional construction management or similar services for the proposed Covered Project.

         (c) Negotiate, in conjunction with the Company and Company's construction manager (the "CM"), all Article IV Bids.

         SECTION 4.2. In order for Trump to properly perform its services hereunder, Company shall provide to Trump, as and when available, such materials, information and documents as shall reasonably be requested by Trump, including, without limitation, (i) a description of the applicable Covered Project, (ii) the most recent developed budget, (iii) plans and specifications for the applicable Covered Project (including all architect's drawings relating thereto), (iv) a construction timeline for the Covered Project, including all elements of the approvals process, demolition, excavation and construction; (v) information as to the parties the Company intends to engage to perform general contracting services, construction management services, and all agreements relating to the applicable Covered Project; (vi) a site plan; (vii) massing plan; (viii) circulation plan for pedestrian and vehicular traffic; (ix) approximate use allocations; (x) plan of major interior and exterior public spaces; and (xi) exterior and interior materials.

         SECTION 4.3. Company acknowledges and agrees that Trump shall have no duty or responsibility to oversee, monitor or coordinate any of Company's consultants, contractors, construction managers, or similar professionals.

         SECTION 4.4. Trump represents herein that it and/or its affiliates are regularly engaged in providing the type of services required pursuant to Section
4.1 and shall perform its services in a manner consistent with that level of care and skill ordinarily exercised by other consultants under similar circumstances. Trump further represents that Trump and/or its employees are properly licensed to perform the services required pursuant to Section 4.1 and Trump, to the extent necessary, is authorized to do business in the State where the applicable Covered Project is located.

         SECTION 4.5. As compensation for providing the services contemplated by
Section 4.1, commencing as of the Effective Date, with the Company shall pay Trump the following:

                  1. $50,000.00 dollars per month for each month commencing with the Effective Date through the duration of the Article IV Term, and

                  2. Twenty-Five Percent (25%) of all Savings achieved pursuant to Section 4.1(c) hereof (the "Savings Share");

provided that the total of all compensation payable to Trump for its services under Section 4.1 shall not exceed $5,000,000 (the "Cap") during the Article IV Term. For purposes of clarification, the Cap shall not apply to any compensation


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due to Trump for services Trump may perform pursuant to Article II.
Notwithstanding the foregoing, if Company determines, in its sole discretion, that Trump's services under Section 4.1 have provided a value to Company in excess of the Cap, Company shall pay a bonus to Trump in connection with Trump's services under Section 4.1 in an amount to be determined by Company. The Company shall also reimburse Trump for reasonable expenses incurred by Trump in connection with the provisions of services hereunder. The reimbursements payable to Trump shall not be subject to, or factored into the calculation of, the Cap. Trump shall submit a detailed invoice to the Company on a monthly basis, in which Trump shall itemize and describe the services provided in that month, the Savings Share due in such month and the expenses for which Trump seeks reimbursement. Company shall pay such invoices within 15 days of receipt thereof. Savings shall be deemed to have been achieved upon the occurrence of the following: (x) the completion of portions of the originally specified work of any Article IV Bid negotiated by Trump, (y) the Company's acceptance of said work and (z) the making of periodic payments to the particular contractor or supplier for such work. Company shall pay Trump the Savings Share in proportion to and simultaneously with the periodic payments made to the contractor under the applicable contract. For purposes of example, if an Article IV Bid is presented to Company for $11,000,000, and as a result of Trump's negotiations, a Savings of $1,000,000 is achieved (i.e., the price of such Article IV Bid is reduced from $11,000,000 to $10,000,000), the Savings Share with respect to such
Article IV Bid shall be $250,000. If Company is obligated to make periodic payments to such contractor of 20% of the total cost of the work as the work is completed (i.e., five (5) payments of $2,000,000 each), then the Savings Share of $250,000 shall be paid to Trump in five (5) payments of $50,000 each, simultaneously with Company paying the contractor each $2,000,000 payment due under the contract applicable to such Article IV Bid. Additional work, change orders and other scope changes shall not be considered in determining the Savings, the Savings Share or the timing of payments of the applicable Savings Share, it being understood that the Savings and the Savings Share are to be calculated based upon the scope of work originally negotiated for, and all additional work, change orders and other scope changes are to be separately accounted for.

         SECTION 4.6. Upon the expiration or sooner termination of the Article IV Term, the Company agrees to pay Trump all compensation (including, without limitation any outstanding Savings Share) and reimbursement of expenses for services performed as shall be due as of the effective date of expiration or termination. The provisions of this Article IV shall survive the expiration or sooner termination of the Article IV Term and this Agreement, such that Company shall be obligated to pay Trump the Savings Share in connection with all Savings achieved as a result of Trump's efforts under this Agreement, regardless of when the Savings is actually realized or occurs, whether during the Article IV Term or subsequent to the Article IV Term. Nothing contained in this Agreement shall be construed to require Trump, and Trump shall not be required, to advance any sums for Company's account. Within ten (10) days after the date hereof, Company shall pay Trump the sum of $250,000.00 which represents the fees set forth in paragraph (1) of Section 4.5 of this Agreement for the months of May, 2006, June, 2006, July, 2006, August, 2006 and September, 2006 (it being acknowledged that Trump has been performing its services hereunder since the Effective Date).




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         SECTION 4.7. For each Article IV Bid exceeding $1,000,000, Company shall request the CM to endeavor to obtain between three to five bids unless, in the reasonable view of the Company and the CM, a sole source supplier or contractor is required for a particular scope of work, and shall give no information to any bidder as to whether Company intends to engage such bidder. Company shall allow Trump to handle all or such portions of the negotiations with contractors relating to such Article IV Bids as Trump shall elect. However, the ultimate decision to use any contractors or supplier rests solely with the Company and the CM. Trump acknowledges the extremely difficult timetable established for the Covered Project contemplated at the Taj Mahal and agrees that if negotiations cannot be concluded for any particular Article IV Bid within five (5) business days from the time all required information is provided to Trump, then so long as Company and the CM have cooperated with Trump to ensure that Trump is afforded the opportunity to negotiate a Savings, the Company and the CM may elect to finalize negotiations with respect to such
Article IV Bid in order to maintain Company's schedule, in which case no further consultations with Trump shall be required for that particular Article IV Bid. To the extent, however, that Trump continues to be involved in that particular
Article IV Bid subsequent to such five (5) business day period, Trump shall be entitled to the Savings Share in connection with such Article IV Bid.

         SECTION 4.8. Company agrees that throughout the Article IV Term:

         (a) Company shall make all material decisions required of Company within the applicable time periods provided in the relevant construction related documents, or if no time period is specified, within a reasonable period of time based on the nature of the decision required, so as not to cause a delay in the progress of the Covered Project;

         (b) Company shall make all payments required in connection with the Covered Project, in accordance with the terms of agreements providing for such payments, within such time as not to cause a delay in the progress of the Covered Project;

         (c) Company shall provide to Trump all surveys, studies, reports, and other material relating to the Covered Project, as may from time to time be reasonably necessary to the progress of the Covered Project; and

         (d) Company shall require all consultants and the CM cooperate with Trump in the performance of Trump's duties hereunder.

         SECTION 4.9. Company understands that, among other endeavors, Trump and its principals and/or affiliates of Trump are directly or indirectly involved in the business of developing other buildings and projects and will continue to do so during and after the Article IV Term. Company acknowledges that Trump and/or its principals and/or affiliates may, directly or indirectly, render similar or other services to their own projects and/or to companies and/or operators of other properties, some of which may be deemed to be competitive with the Projects, subject to the terms of the License Agreement.




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         SECTION 4.10. Trump shall not be responsible for construction means, methods, techniques, sequences and procedures, or for safety precautions and programs, employed by the CM or any other consultant in the performance of their contracts, and shall not be responsible for the failure of the CM or any other consultant to perform the work necessary to complete any Covered Project (including, without limitation, the design, construction, installation and furnishing thereof) in accordance with applicable contract documents. It is further understood and agreed by Company that Trump is not an architect, engineer, contractor, accountant, attorney or other professional licensed by the state government where any Covered Project is located or any city or department or agency thereof, and Trump shall provide no services to Company in such capacity and shall have no liability to Company as such. The reviews, recommendations, notifications and advice furnished by Trump under this Agreement shall not be deemed to be warranties or guarantees or constitute the performance of professional services as aforesaid. Any recommendations made or advice given by Trump shall be considered only as a recommendation or proposal by Trump which is subject to the review and approval of Company.


         SECTION 4.11. Trump acknowledges and agrees that all information and documentation that is disclosed or made available to Trump by the Company in the performance of its duties hereunder are of a highly confidential nature, proprietary to and a valuable trade secret of the Company, and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to the Company. Trump agrees to treat all such documents and information in confidence and shall:

         (a) Use such documents and information for the sole and limited purpose of performing Trump's obligations hereunder.

         (b) Not reveal or disclose said documents or information, except as set forth in this Section 4.11.

         (c) Limit dissemination of said documents or information to only Trump's employees or professionals of Trump who have a need to know to perform the limited tasks set forth

         (d) Return said documents and information including all copies of records thereof, to the Company upon either (i) receipt of a request therefor from the Company, or (ii) the termination of this Agreement.

         (e) The restrictions and obligations of this Section 4.11 shall survive the termination of this Agreement and shall continue to bind Trump and its successors.

         SECTION 4.12. All drafts, outlines, brochures and other documents or instruments produced by Trump in its performance of this Agreement shall be the sole property of the Company and the Company is vested with all rights herein. Trump agrees that the Company shall at all times have complete and unfettered access to all such documents with the rights to inspect, copy and take possession of any of them, and that Trump will not under any circumstances or for any reason withhold such documents or any parts thereof, but will forthwith deliver them to the Company upon request. Notwithstanding the above, in the preparation of work for other clients, Trump shall have the ability to utilize the techniques, concepts and procedures developed by Trump during the provision of services under this Agreement.

         SECTION 4.13. (a) Company shall indemnify, save harmless and defend Trump, its members, shareholders, directors, officers, employees (and the employees or Affiliates of Trump rendering services to a Covered Project) and other agents (each a "Trump Indemnified Party") , from and against any and all liabilities, losses, claims, suits, damages, penalties, fees, costs and expenses (including, without limitation, reasonable counsel and other professional fees and disbursements incurred by any Trump Indemnified Party in the defense thereof), judgments, fines, settlements and other amounts incurred (collectively "Claims") in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) actual or threatened, in which any Trump Indemnified Party may be involved, as a party or otherwise, arising from, through, under, out of, or in connection with:

                  (i) Trump's status and/or activities in the performance of Trump's duties hereunder or as otherwise requested by Company;

                  (ii) Any act or omission by any Company Indemnified Party (as hereinafter defined) or any of their contractors or subcontractors;

                  (iii) Any act or omission by tenants, subtenants, unit owners, visitors, invitees, trespassers and other persons occupying space or otherwise in or about the Covered Projects; or

                  (iv) Company's nonpayment of amounts due to others retained by Company; provided, however, that the foregoing indemnity shall not apply with respect to any Claims that resulted from any action or inaction of Trump that constituted bad faith, willful misconduct or gross negligence, or any action clearly beyond the scope of Trump's authority under this Article IV.


         (b) Trump shall indemnify, save harmless and defend Company, its members, shareholders, directors, officers, employees and other agents (each a "Company Indemnified Party"), from and against any and all Claims in which any Company Indemnified Party may be involved, as a party or otherwise, arising from, through, under, out of, or in connection with any act or omission by a Trump Indemnified Party constituting bad faith, gross negligence, or willful misconduct or any action clearly beyond the scope of Trump's authority under this Article IV.

         SECTION 4.14. Throughout the Article IV Term, Trump, at Trump's sole cost and expense, shall conform to and comply with the present or future laws, statutes, ordinances, orders, rules, regulations, codes or requirements or any federal, state or municipal government or department having jurisdiction over the business of Trump or over the services to be rendered by Trump to the Company hereunder.

         SECTION 4.15. Each of the Company and Trump acknowledge that, in the performance of the services under this Agreement, Trump shall at all times remain an independent contractor. Nothing contained herein is intended to nor shall be deemed as creating a partnership, joint venture or similar business relationship between the parties or as authorizing either party to contract for, or incur any liability or obligation for, or in the name of, the other.

                                    ARTICLE V

                            TERMINATION OF AGREEMENT
                            ------------------------

         SECTION 5.1. This Agreement shall terminate on May 19, 2008 (the "Termination Date"). The Company shall have the right to extend the term of this Agreement for an additional three (3) years by giving notice to Developer no less than 120 days prior to the expiration of the original Termination Date (in which case the Termination Date shall be deemed to have been extended). If on the Termination Date:

         (a) a ROFO Notice has been given and Developer has not yet responded to the same within the permitted period or the parties are negotiating the applicable terms or memorializing an agreement pursuant to and in accordance with Section 2.3, then the provisions of this Agreement relating to such ROFO Notice shall survive the Termination Date for the purposes of such Applicable Services and Developer's right to negotiate to perform the same, if applicable;

         (b) there is a dispute as to whether Transaction Costs are due from the Company or any Company Party to Developer, then the provisions of this Agreement relating to such Transaction Costs shall survive the Termination Date pending the resolution of such dispute.

                                   ARTICLE VI

                                  NO OBLIGATION
                                  -------------

         SECTION 6.1. Notwithstanding anything to the contrary set forth in this Agreement, Developer shall be under no obligation whatsoever to provide any services to any Company Party except to the extent expressly set forth in an executed and delivered agreement between the parties. The Company hereby acknowledges, understands and agrees that this Agreement is not a commitment on the part of Developer to perform any Applicable Services or any of the services set forth in Article IV. In addition, Developer hereby acknowledges, understands and agrees that, notwithstanding anything to the contrary set forth in this Agreement, no Company Party shall be under any obligation whatsoever to develop or construct any Applicable Project and no Company Party shall be under any obligation whatsoever to agree upon any applicable terms with Developer with respect to Developer's performance of Applicable Services for any Applicable Project (provided, however, that the terms of Article IV shall apply irrespective of whether any Company Party and Developer agree upon the performance by Developer of any Applicable Service for any Applicable Project).

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         SECTION 7.1. Developer shall have the right to assign its rights and obligations under this Agreement with respect to the entire Agreement or any Applicable Project or Covered Project to any Person Controlled by Donald J. Trump.

         SECTION 7.2. Wherever used herein, the singular shall include both the singular and the plural and the use of any gender shall apply to all genders.

         SECTION 7.3. Any notice, report, demand or other instrument authorized or required to be given or furnished hereunder shall be deemed given or furnished when addressed to the party intended to receive the same, at the address of such party set forth below, and (A) when delivered at such address,
(B) three (3) days after the same is deposited in the United States mail as first class certified mail, return receipt requested, postage paid, (C) when delivered by nationwide commercial courier service, one (1) business day after the date of delivery of such notice to the courier service or (D) when sent by facsimile transmission (and receipt thereof confirmed by the recipient):

             COMPANY:               Trump Entertainment Resorts, Inc.
             -------                1000 Boardwalk at Virginia
                                    Atlantic City, New Jersey 08401
                                    Attention:  Chief Executive Officer
                                    Facsimile:  (212) 688-0397

             and                    Trump Entertainment Resorts Holdings, L.P.
                                    1000 Boardwalk at Virginia
                                    Atlantic City, New Jersey 08401
                                    Attention:  Chief Executive Officer
                                    Facsimile: 609-449-5090

             with a copy to:        Trump Entertainment Resorts, Inc.
                                    1000 Boardwalk
                                    Atlantic City, NJ 08401
                                    Attention:  Robert M. Pickus
                                    Facsimile: 609-449-6705


             DEVELOPER:             Trump Organization LLC
             ---------              725 Fifth Avenue
                                    New York, New York 10022
                                    Attention:   Donald J. Trump
                                    Facsimile:  (212) 755-3230

             with a copy to:        Trump Organization LLC
                                    725 Fifth Avenue
                                    New York, New York 10022
                                    Attention:  Allen Weiselberg
                                    Facsimile:  (212) 755-3230
             with a copy to:        Trump Organization LLC
                                    725 Fifth Avenue
                                    New York, New York 10022
                                    Attention:  Jason Greenblatt, Esq.
                                    Facsimile:  (212) 980-3821

             with a copy to:        Willkie Farr & Gallagher LLP
                                    787 Seventh Avenue
                                    New York, New York 10019
                                    Attention:  Thomas M. Cerabino, Esq.
                                    Facsimile:  (212) 728-8111

                           (ii) Any party may change the address to which any
such notice, report, demand or other instrument is to be delivered or mailed, by furnishing written notice of such change to the other party, but no such notice of change shall be effective unless and until received by such other party. Rejection or refusal to accept, or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed to be receipt of any such notice.

         SECTION 7.4. The terms, provisions, covenants and conditions hereof shall be binding upon the parties hereto and their respective heirs, devisees, representatives, successors and permitted assigns. If any Project is sold to a party that is not an Affiliate of the Company, this Agreement shall terminate with respect to that Project.

         SECTION 7.5. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable. In the event that any of the covenants, agreements, terms or provisions contained herein shall be deemed invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein shall be in no way affected, prejudiced or disturbed thereby.

         SECTION 7.6. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 7.7. THE COMPANY AND DEVELOPER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

         SECTION 7.8. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or expand or otherwise affect any of the terms hereof

         SECTION 7.9. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation of this Agreement.

         SECTION 7.10. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         SECTION 7.11. The terms "herein", "hereto", "hereby", "hereunder", "hereof", "hereinbefore", "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular portion hereof in which any such word is used. All references herein to particular Articles, Sections or paragraphs are references to Articles, Sections or paragraphs of this Agreement. The term "including" shall be deemed to mean "including, without limitation."

         SECTION 7.12. The parties agree to mutually execute and deliver to each other such other and further documents as may be reasonably required by counsel for the parties to carry into effect the purposes and intents of this Agreement.

         SECTION 7.13. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

         SECTION 7.14. This Agreement is not intended to, and shall not, create a partnership or joint venture among the parties, and no party to this Agreement shall have the power or authority to bind any other party except as explicitly provided in this Agreement.

         SECTION 7.15. Any forbearance by a party to this Agreement in exercising any right or remedy given under this Agreement or existing at law or in equity shall not constitute a waiver of or preclude the exercise of that or any other right or remedy. Unless otherwise explicitly provided, no remedy under this Agreement is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Agreement or existing at law or in equity.

         SECTION 7.16. No person not a party hereto is intended to be a third party beneficiary of this Agreement.


                            [Signatures on next page]

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                    TRUMP ENTERTAINMENT RESORTS, INC., a
                                    Delaware corporation

                                        /s/  James B. Perry
                                    -------------------------------
                                    Name:      James B. Perry
                                    Title:     President / CEO




                                    TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., a Delaware limited partnership


                                        /s/  James B. Perry
                                    -------------------------------
                                    Name:      James B. Perry
                                    Title:     President / CEO




                                    TRUMP ORGANIZATION LLC, a New York limited liability company


                                        /s/  Donald J. Trump
                                    -------------------------------
                                    Name:     Donald J. Trump
                                    Title:    Member